Exhibit 10.1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT dated as of [          ], 2008 (this “Agreement”), by and among The Brink’s Company, a Virginia corporation (“Brink’s”), and Brink’s Home Security Holdings, Inc., a Virginia corporation (“Holdings”).

W I T N E S S E T H

WHEREAS Brink’s and Holdings are parties to a Separation and Distribution Agreement dated as of [             ], 2008 (the “Separation and Distribution Agreement”), pursuant to which Brink’s will distribute to holders of shares of Brink’s Common Stock (such term and each other capitalized term used but not defined in these recitals shall have the meanings given to them in Section 1) all the outstanding shares of BHS Common Stock owned directly or indirectly by Brink’s on the Distribution Date;

WHEREAS Holdings and the BHS Affiliates will operate the BHS Business; and

WHEREAS following the Distribution, Holdings desires to receive, and Brink’s is willing to provide, or cause to be provided, for a limited period of time, certain transition services in connection with the BHS Business, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth herein, the parties hereby agree as follows:

1.  Definitions.

Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Separation and Distribution Agreement. For the purposes of this Agreement, the following terms shall have the following meanings:

“BHS Affiliate” shall mean any Subsidiary of Holdings.

“BHS Business” shall mean the businesses conducted by Holdings and the BHS Affiliates on the Distribution Date other than the businesses conducted by Brink’s Guarding Services, Inc., a Delaware corporation, on the Distribution Date.

“Business Day” shall mean any calendar day that is not a Saturday, Sunday or legal holiday in either Virginia or Texas.

2.  Provision of Services.

(a)  Subject to the terms and conditions of this Agreement, Brink’s shall provide, or cause to be provided, to Holdings and the BHS Affiliates, solely for the benefit of the BHS Business in the ordinary course of business, the services (the “Services”) described in Schedule A, the terms of which are incorporated herein by reference, for periods commencing on the Distribution Date and ending on the relevant date specified in Schedule A (the “Service Period”), unless such period is earlier terminated in accordance with the terms hereof. The Services shall be performed on Business Days during hours that constitute regular business hours for each of Brink’s and Holdings, unless otherwise agreed. Neither Holdings nor the BHS Affiliates shall resell, subcontract, license, sublicense or otherwise transfer any of the Services to any Person whatsoever or permit use of any of the Services by any Person other than by Holdings and the BHS Affiliates directly in connection with the conduct of the BHS Business in the ordinary course of business.

(b)  Notwithstanding anything to the contrary in this Section 2 (but subject to the second succeeding sentence), Brink’s shall have the exclusive right to select, employ, pay, supervise, administer, direct and discharge any of its employees who will perform Services.  Brink’s shall be responsible for paying such employees’ compensation and providing to such employees any benefits. With respect to each Service identified in Schedule A, Brink’s shall use commercially reasonable efforts to have qualified individuals participate in the provision of such Service; provided, however, that (i) Brink’s shall not be obligated to have any individual participate in the provision of any Service if Brink’s determines that such participation would adversely affect Brink’s or its Affiliates; and (ii) none of Brink’s or its Affiliates shall be required to continue to employ any particular individual during the applicable Service Period.

(c)  Holdings acknowledges that the purpose of this Agreement is to enable it to receive the Services on an interim basis. Accordingly, at all times from and after the Distribution Date, Holdings and the BHS Affiliates shall use commercially reasonable efforts to make or obtain, or cause to be made or obtained, any filings, registrations, approvals, permits or licenses; implement, or cause to be implemented, any systems; purchase, or cause to be purchased, any equipment; and take, or cause to be taken, any and all other actions, in each case necessary or advisable to enable Holdings and the BHS Affiliates to provide the Services for Holdings and the BHS Affiliates as soon as reasonably practical, and in any event prior to the expiration of the relevant Service Periods. For the avoidance of doubt, Holdings acknowledges that Brink’s shall not be required to provide any Service for a period longer than the applicable Service Period.

3.  Standard of Performance.

(a)  Brink’s shall use commercially reasonable efforts to provide, or cause to be provided, to Holdings and the BHS Affiliates, each Service in a manner generally consistent with the manner and level of care with which such Service was provided to the BHS Business immediately prior to the Distribution Date (or, with respect to any Service not provided by Brink’s to Holdings or any BHS Affiliate prior to the Distribution Date, generally consistent with the manner and level of care with which such Service is performed by Brink’s for its own behalf), unless otherwise specified in this Agreement or Schedule A.  Notwithstanding the foregoing, Brink’s shall have no obligation hereunder to provide to Holdings or any BHS Affiliate (i) any improvements, upgrades, updates, substitutions, modifications or enhancements to any of the Services unless otherwise specified in Schedule A or (ii) any Service to the extent that the need for such Service arises, directly or indirectly, from the acquisition by Holdings or any BHS Affiliate, outside the ordinary course of business, of any assets of, or any equity interest in, any Person. Holdings acknowledges and agrees that Brink’s may be providing services similar to the Services provided hereunder and/or services that involve the same resources as those used to provide the Services to its and its Affiliates’ business units and other third parties, and, accordingly, Brink’s reserves the right to modify any of the Services or the manner in which any of the Services are provided in the ordinary course of business; provided, however, that no such modification shall materially diminish the Services or have a materially adverse effect on the BHS Business.

(b)  Brink’s will use commercially reasonable efforts not to establish priorities, as between Brink’s and its Affiliates, on the one hand, and Holdings and the BHS Affiliates, on the other hand, as to the provision of any Service, and will use commercially reasonable efforts to provide the Services within a time frame so as not to materially disrupt the BHS Business.  Notwithstanding the foregoing, Holdings acknowledges and agrees that, due to the transitional nature of the Services, Brink’s shall have the right to establish reasonable priorities as between Brink’s and its Affiliates, on the one hand, and Holdings and the BHS Affiliates, on the other hand, as to the provision of any Service if Brink’s determines that such priorities are necessary to avoid any adverse effect to Brink’s and its Affiliates.  If any such priorities are established, Brink’s shall advise Holdings as soon as possible of any Services that will be delayed as a result of such prioritization, and will use commercially reasonable efforts to minimize the duration and impact of such delays.

4.  Fees for Services.

(a)  As compensation for the Services, Holdings agrees to pay Brink’s, in accordance with this Agreement, all amounts as set out in Schedule A and Section 4(b).

(b)  In addition to the compensation set out in Schedule A, Brink’s shall be entitled to reimbursement for reasonable and customary out-of-pocket expenses incurred in connection with this Agreement.

(c)  Brink’s shall submit statements of account to Holdings on a quarterly basis with respect to all amounts payable by Holdings to Brink’s hereunder (the “Invoiced Amount”), setting out the Services provided by reference to Schedule A and the amount billed to Holdings as a result of providing such Services (together with, in arrears, any Commingled Invoice Statement (as defined below) and any other invoices for Services provided by third parties, in each case setting out the Services provided by the applicable third parties by reference to Schedule A). Holdings shall pay the Invoiced Amount to Brink’s by wire transfer in immediately available funds to an account specified by Brink’s, or in such other manner as specified by Brink’s in writing, within 30 days of the date of delivery to Holdings of the applicable statement of account.

(d)  Brink’s may engage third-party contractors, at a reasonable cost, to perform or provide any of the Services or any secretarial, administrative, telephone, e-mail or other services necessary or ancillary to the Services (collectively, the “Ancillary Services”) (all of which may be contracted for separately by Brink’s on behalf of Holdings) after giving notice to Holdings, reasonably in advance of the commencement of such Services and Ancillary Services to be so provided by such contractors, of the identity of such contractors, each Service and Ancillary Service to be provided by such contractors and a good faith estimate of the cost (or formula for determining the cost) of the Services and Ancillary Services to be so provided by such contractors.  Holdings may, in its sole discretion, decline to accept any such Services or Ancillary Services to be provided by any such contractors by giving prompt written notice to Brink's, provided that, if Holdings so declines any Service or Ancillary Service from any such contractors, then thereafter, notwithstanding anything in this Agreement to the contrary, Brink's shall be excused from any obligation to provide such Service or Ancillary Service.

(e)  Brink’s may cause any third party to which amounts are payable by or for the account of Holdings in connection with Services or Ancillary Services to issue a separate invoice to Holdings for such amounts.  Holdings shall pay or cause to be paid any such separate third party invoice in accordance with the payment terms thereof. Any third party invoices that aggregate Services or Ancillary Services for the benefit of Holdings and the BHS Affiliates, on the one hand, with services not for the benefit of Holdings and the BHS Affiliates, on the other hand (each, a “Commingled Invoice”), shall be separated by Brink’s. Brink’s shall prepare a statement indicating that portion of the invoiced amount of such Commingled Invoice that is attributable to Services or the Ancillary Services rendered for the benefit of Holdings and the BHS Affiliates (the “Commingled Invoice Statement”).  Brink’s shall deliver such Commingled Invoice Statement and a copy of the Commingled Invoice to Holdings.  Holdings shall, within 30 days after the date of delivery to Holdings of such Commingled Invoice Statement, pay or cause to be paid the amount set forth on such Commingled Invoice Statement to the third party, and shall deliver evidence of such payment to Brink’s. Brink’s shall not be required to use its own funds for payments to any third party providing any of the Services or Ancillary Services or to satisfy any payment obligation of Holdings or any of its Affiliates to any third party provider; provided, however, that in the event Brink’s does use its own funds for any such payments to any third party, Holdings shall reimburse Brink’s for such payments as invoiced by Brink’s within 30 days following the date of delivery of such invoice from Brink’s.

(f)  Brink’s may, in its discretion and without any liability, suspend any performance under this Agreement upon failure of Holdings to make timely any payments required under this Agreement beyond the applicable cure date specified in Section 5(d) of this Agreement.

(g)  In the event that Holdings does not make any payment required under the provisions of this Agreement to Brink’s when due in accordance with the terms hereof, Brink’s shall, at its option, charge Holdings interest on the unpaid amount at the rate of 2% per annum above the prime rate charged by JPMorgan Chase Bank, N.A. (or its successor). In addition, Holdings shall reimburse Brink’s for all costs of collection of overdue amounts, including any reimbursement required under Section 4(e) and any reasonable attorneys’ fees.

(h)  Holdings acknowledges and agrees that it shall be responsible for any interest or other amounts in respect of any portion of any Commingled Invoice that Holdings is required to pay pursuant to any Commingled Invoice Statement.

5.  Term; Termination.

(a)  The performance of the Services under this Agreement shall commence on the Distribution Date and shall continue in full force and effect until the end of the last Service Period or the earlier date upon which this Agreement has been otherwise terminated in accordance with the terms hereof.

(b)  During the term of this Agreement, Holdings may instruct Brink’s to discontinue providing certain Services or otherwise reduce its level of such Services upon giving Brink’s ten Business Days prior written notice.  Upon the early termination of any Service pursuant to this Section 5(b) or upon the expiration of the applicable Service Period, following the effective time of the termination, Brink’s shall no longer be obligated to provide such Service, provided that Holdings shall be obligated to reimburse Brink’s for any reasonable out-of-pocket expenses or costs attributable to such termination.

(c)  Holdings may terminate this Agreement in its entirety upon 30 days prior written notice to Brink’s.

(d)  Either party to this Agreement shall have, in addition to any other rights and remedies it may have, the right to terminate this Agreement on 30 days’ prior written notice to the other, if the other party shall breach or default in the performance of any material provision of this Agreement; provided, however, that if it is possible for such breach or default to be cured and the party receiving such notice of termination shall cure such breach or default within a 30 day period after receipt of such notice, then this Agreement shall continue in full force and effect.

(e)  Brink’s shall have the right, notwithstanding any other provisions of this Agreement, and in addition to any other rights and remedies it may have, to terminate this Agreement forthwith and at any time if Holdings becomes insolvent; or if Holdings files a petition in bankruptcy or insolvency; or if Holdings is adjudicated bankrupt or insolvent; or if Holdings files any petition or answer seeking reorganization, readjustment or arrangement of Holdings’s business under any law relating to bankruptcy or insolvency; or if a receiver, trustee or liquidator is appointed for any of the property of Holdings and within 60 days thereof Holdings fails to secure a dismissal thereof; or if Holdings makes any assignment for the benefit of creditors; or in the event of government expropriation of any material portion of the assets of Holdings.

(f)  If Holdings shall fail to pay any financial obligation to Brink’s incurred by it under this Agreement within ten days after notice from Brink’s, then Brink’s shall have the right, notwithstanding Subsection (d) of this Section 5 or any other provisions of this Agreement, and in addition to any other rights and remedies it may have, to terminate this Agreement forthwith.

(g)  In any event, no termination, cancelation or expiration of this Agreement shall prejudice the right of either party hereto to recover any payment due at the time of termination, cancelation or expiration (or any payment accruing as a result thereof), nor shall it prejudice any cause of action or claim of either party hereto accrued or to accrue by reason of any breach or default by the other party hereto.

(h)  Notwithstanding any provision herein to the contrary, Sections 4 and 9 through 16 of this Agreement shall survive the termination of this Agreement.

6.  Miscellaneous.  Except as otherwise expressly set forth in this Agreement, the provisions in Article XI of the Separation and Distribution Agreement (which Article XI addresses counterparts, entire agreement, corporate power, governing law, assignability, third party beneficiaries, notices, severability, force majeure, publicity, expenses, headings, survival of covenants, waivers of default, specific performance, amendments, interpretation, jurisdiction and service of process, currency and late payments) other than the provisions thereof relating to assignability, force majeure and publicity, shall apply mutatis mutandis to this Agreement.

7.  Intellectual Property.  Holdings grants to Brink’s and its Affiliates a limited, non-exclusive, fully paid-up, nontransferable, revocable license, without the right to sublicense, for the term of this Agreement to use all intellectual property owned by or, to the extent permitted by the applicable license, licensed to Holdings solely to the extent necessary for Brink’s to perform its obligations hereunder.

8.  Cooperation; Access.

(a)  Holdings shall, and shall cause the BHS Affiliates to, permit Brink’s and its employees and representatives access, on Business Days during hours that constitute regular business hours for Holdings and upon reasonable prior request, to the premises of Holdings and the BHS Affiliates and such data, books, records and personnel designated by Holdings and the BHS Affiliates as involved in receiving or overseeing the Services as Brink’s may reasonably request for the purposes of providing the Services.  Brink’s shall provide Holdings, upon reasonable prior written notice, such documentation relating to the provision of the Services as Holdings may reasonably request for the purposes of confirming any Invoiced Amount or other amount payable pursuant to any Commingled Invoice Statement or otherwise pursuant to this Agreement. Any documentation so provided to Brink’s pursuant to this Section will be subject to the confidentiality obligations set forth in Section 9 of this Agreement.

(b)  Each party hereto shall designate a relationship manager (each, a “Relationship Manager”) to report and discuss issues with respect to the provision of the Services and successor relationship managers in the event that a designated relationship manager is not available to perform such role hereunder.  The initial Relationship Manager designated by Brink’s shall be Matthew A.P. Schumacher and the initial Relationship Manager designated by Holdings shall be Stephen C. Yevich.  Either party may replace its Relationship Manager at any time by providing written notice thereof to the other party hereto.

9.  Confidentiality.  This Agreement and the information provided to each party hereunder shall be subject to the confidentiality provisions set forth in Sections 7.07 and 7.08 of the Separation and Distribution Agreement.

10.  Dispute Resolution.  All disputes, controversies and claims directly or indirectly arising out of or in relation to this Agreement or any schedule hereto or the validity, interpretation, construction, performance, breach or enforceability of this Agreement or any schedule hereto shall be finally, exclusively and conclusively settled in accordance with the provisions of Article VIII of the Separation and Distribution Agreement, which shall apply mutatis mutandis to this Agreement.

11.  Warranties; Limitation of Liability; Indemnity.

(a)  Holdings acknowledges that Brink’s is not engaged in the business of providing services of the type being provided hereunder and that the Services and Ancillary Services to be provided by Brink’s to Holdings and the BHS Affiliates are being provided as an accommodation to Holdings and the BHS Affiliates in connection with the transactions contemplated by the Separation and Distribution Agreement. All Services and Ancillary Services are provided “as is”.

(b)  Other than the statements expressly made by Brink’s in this Agreement, Brink’s makes no representation or warranty, express or implied, with respect to the Services and Ancillary Services and, except as provided in Subsection (c) of this Section 11, Holdings hereby waives, releases and renounces all other representations, warranties, obligations and liabilities of Brink’s, and any other rights, claims and remedies of Holdings against Brink’s, express or implied, arising by law or otherwise, with respect to any nonconformance, error, omission or defect in any of the Services or Ancillary Services, including (i) any implied warranty of merchantability or fitness, (ii) any implied warranty arising from course of performance, course of dealing or usage of trade and (iii) any obligation, liability, right, claim or remedy in tort, whether or not arising from the negligence of Brink’s.

(c)  None of Brink’s or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by Brink’s or such person under or in connection with this Agreement, except that Brink’s shall be liable for direct damages or losses incurred by Holdings or the BHS Affiliates arising out of the gross negligence or willful misconduct of Brink’s or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives in the performance or nonperformance of the Services or Ancillary Services.

(d)  In no event shall the aggregate amount of all such damages or losses for which Brink’s may be liable under this Agreement exceed the aggregate total sum received by Brink’s for the Services.  Except as provided in Subsection (c) of this Section 11, none of Brink’s or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for any action taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, any third party.

(e)  Notwithstanding anything to the contrary herein, none of Brink’s or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall be liable for damages or losses incurred by Holdings or any BHS Affiliate for any action taken or omitted to be taken by Brink’s or such other person under or in connection with this Agreement to the extent such action or omission arises from actions taken or omitted to be taken by, or the negligence, gross negligence or willful misconduct of, Holdings or any BHS Affiliate.

(f)  Without limiting Subsection (c) of this Section 11, no party hereto or any of its Affiliates or any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives shall in any event have any obligation or liability to the other party hereto or any such other person whether arising in contract (including warranty), tort (including active, passive or imputed negligence) or otherwise for consequential, incidental, indirect, special or punitive damages, whether foreseeable or not, arising out of the performance of the Services or Ancillary Services or this Agreement, including any loss of revenue or profits, even if a party hereto has been notified about the possibility of such damages; provided, however, that the provisions of this Subsection (f) shall not limit the indemnification obligations hereunder of either party hereto with respect to any liability that the other party hereto may have to any third party not affiliated with any member of the Brink’s Group or the BHS Group for any incidental, consequential, indirect, special or punitive damages.

(g)  Holdings shall indemnify and hold Brink’s and its Affiliates and any of its or their respective officers, directors, employees, agents, attorneys-in-fact, contractors or other representatives harmless from and against any and all damages, claims or losses that Brink’s or any such other person may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement or the Services or Ancillary Services provided hereunder, except those damages, claims or losses incurred by Brink’s or such other person arising out of the gross negligence or willful misconduct by Brink’s or such other person.

(h)  Neither party hereto may bring an action against the other under this Agreement (whether for breach of contract, negligence or otherwise) more than six months after that party becomes aware of the cause of action, claim or event giving rise to the cause of action or claim.

12.  Taxes.  Each party hereto shall be responsible for the cost of any sales, use, privilege and other transfer or similar taxes imposed upon that party as a result of the transactions contemplated hereby. Any amounts payable under this Agreement are exclusive of any goods and services taxes, value added taxes, sales taxes or similar taxes (“Sales Taxes”) now or hereinafter imposed on the performance or delivery of Services, and an amount equal to such taxes so chargeable shall, subject to receipt of a valid receipt or invoice as required below in this Section 12, be paid by Holdings to Brink’s in addition to the amounts otherwise payable under this Agreement.  In each case where an amount in respect of Sales Tax is payable by Holdings in respect of a Service provided by Brink’s, Brink’s shall furnish in a timely manner a valid Sales Tax receipt or invoice to Holdings in the form and manner required by applicable law to allow Holdings to recover such tax to the extent allowable under such law.

13.  Public Announcements.  No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto unless otherwise required by law, in which case the party making the press release, public announcement or communication shall give the other party reasonable opportunity to review and comment on such and the parties shall cooperate as to the timing and contents of any such press release, public announcement or communication.

14.  Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party hereto; provided, however, that (i) Holdings may assign this Agreement without the consent of Brink’s to any third party that acquires, by any means, including by merger or consolidation, assets of Holdings or the BHS Affiliates, including equity interests in any BHS Affiliates, that constitute all or substantially all the consolidated assets of Holdings and the BHS Affiliates that are used in the BHS Business and (ii) Brink’s may assign this Agreement without the consent of Holdings to any third party that acquires, by any means, including by merger or consolidation, all or substantially all the consolidated assets of Brink’s. Any purported assignment in violation of this Section 14 shall be void and shall constitute a material breach of this Agreement.

15.  Relationship of the Parties.  The parties hereto are independent contractors and none of the parties hereto is an employee, partner or joint venturer of the other.  Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party hereto for any purpose.  Except as expressly provided in Section 4(d), none of the parties hereto shall have the right to bind the others to any agreement with a third party nor to represent itself as a partner or joint venturer of the other by reason of this Agreement.

16.  Force Majeure.  Neither party hereto shall be in default of this Agreement by reason of its delay in the performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes, acts of God, acts of the public enemy, acts of terrorism, riots or other events that arise from circumstances beyond the reasonable control of that party.  During the pendency of such intervening event, each of the parties hereto shall take all reasonable steps to fulfill its obligations hereunder by other means and, in any event, shall upon termination of such intervening event, promptly resume its obligations under this Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE BRINK’S COMPANY,
by:
Name:
Title:

BRINK’S HOME SECURITY HOLDINGS, INC.,
by:
Name:
Title:

SCHEDULE A

Service	Service Period (months)	Service Fees [to be determined]
Tax General accounting advice and consultation in the areas of federal and state tax planning and compliance, management of open audits, tax accounting under FAS 109 and FIN48, general advice on audit dispute resolution, calculation of estimated tax payments, tax compliance software selection, and preparation, review and filing of the first set of federal and state income tax returns.	12
Legal General legal advice and services in the areas of general corporate, governance, securities compliance, intellectual property, litigation, real estate, employment, employee benefits.	9
Accounting General accounting advice and consultation in the areas of benefit plan accounting under FAS 123(R), tax accounting under FAS 109 and FIN48, general advice on SEC reporting (including advise on filing by EDGAR).	6
Treasury General advice and consultation in the areas of cash management, management of bank lines, and management of cash investments.	6
Investor Relations General advice and consultation in the areas of investor relations, investor website management, investor webcast and quarterly conference call preparation, Annual Report preparation, and press release preparation and dissemination.	6

Service	Service Period (months)	Service Fees [to be determined]
Insurance/Risk Management General advice and consultation in the areas of broker selection, review of bids, selection and monitoring of insurers/underwriters, communications with brokers and underwriters, claims management and reporting, and interpretation of reports inclusive of Worker’s Compensation plans and vendors.	12
Health and Welfare Plans (United States and Canadian) General advice and consultation in the areas of benefit consultant/broker selection, review of bids, selection and monitoring of vendors, communications with consultants and vendors, claims management and reporting, and interpretation of reports.	18
Pension/401(k) (United States and Canadian Defined Contribution and Defined Benefit.) General advice and consultation in the areas of plan design, ERISA guidance, vendor management, communication plans, and associated auditing and compliance reporting.	18

Service	Service Period (months)	Service Fees [to be determined]
Compensation General advice and consultation in the areas of plan interpretation for Key Employees Deferred Compensation plans, Equity incentive plans, Board of Director compensation plans (plan for deferral of director’s fees, stock accumulation plan and non-employee directors’ equity plan), monitoring of vendors against plan design, quarterly reporting and compliance filing. Advice and consultation regarding tax consideration and federal filings regarding above mentioned plans.	18